Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CG ONCOLOGY, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

CG Oncology, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is CG Oncology, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 30, 2017 under the name Cold Genesys, Inc.

SECOND: That the Board of Directors of this corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I.

The name of this corporation is CG Oncology, Inc. (the “Corporation”).

ARTICLE II.

The address of the registered office of this Corporation in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV.

A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares which this Corporation is authorized to issue is 831,458,674 shares. 493,530,000 shares shall be Common Stock, par value $0.0001 per share (the “Common Stock”) and 337,928,674 shares shall be Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). Of the Preferred Stock, 81,587,937 shares shall be designated Series F Preferred Stock (the “Series F Preferred Stock”), 112,422,700 shares shall be designated Series E Preferred Stock (the “Series E Preferred Stock”), 53,271,754 shares shall be designated Series D Preferred Stock (the “Series D Preferred Stock”), 73,598,283 shares shall be designated Series C Preferred Stock (the “Series C Preferred Stock”), 11,973,000 shares shall be designated Series B Preferred Stock (the “Series B Preferred Stock”) and 5,075,000 shares shall be designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”). The Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock shall be collectively referred to herein as the “Preferred Stock”.

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV.B.

1. Dividend Provisions.

(a) Holders of Series F Preferred Stock shall be entitled to receive, prior and in preference to any other class or series of capital stock of this corporation, cumulative cash dividends, when, as and if declared by the Board of Directors, out of any funds that are legally available therefor, at the rate of eight percent (8%) of the Series F Initial Purchase Price (as defined below) per annum on each outstanding share of Series F Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

(b) Following the issuance and distribution of dividends pursuant to subsection 1(a) above, holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any other class or series of capital stock of this corporation, cumulative cash dividends, when, as and if declared by the Board of Directors, out of any funds that are legally available therefor, at the rate of eight percent (8%) of the Series E Initial Purchase Price (as defined below) per annum on each outstanding share of Series E Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

(c) Following the issuance and distribution of dividends pursuant to subsections 1(a) and 1(b) above, holders of Series D Preferred Stock and Series C Preferred Stock (together, the “Senior Preferred Stock”) shall be entitled to receive, on a pari passu basis and prior and in preference to the holders of Series B Preferred Stock, Series A-1 Preferred Stock and Common Stock, cumulative cash dividends, when, as and if declared by the Board of Directors, out of any funds that are legally available therefor, at the rate of (i) with respect to the Series D Preferred Stock, eight percent (8%) of the Series D Initial Purchase Price (as defined below) per annum on each outstanding share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and (ii) with respect to the Series C Preferred Stock, eight percent (8%) of the Series C Initial Purchase Price (as defined below) per annum on each outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

(d) Following the issuance and distribution of dividends pursuant to subsections 1(a), 1(b) and 1(c) above, holders of Series B Preferred Stock and Series A-1 Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to the holders of Common Stock, noncumulative cash dividends, when, as and if declared by the Board of Directors, out of any funds that are legally available therefor, at the rate of (i) with respect to the Series B Preferred Stock, eight percent (8%) of the Series B Initial Purchase Price (as defined below) per annum on each outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and (ii) with respect to the Series A-1 Preferred Stock, eight percent (8%) of the Series A-1 Initial Purchase Price (as defined below) per annum on each outstanding share of Series A-1 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

As used herein, the “Series F Initial Purchase Price” shall be $1.2872 per share of Series F Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like, as described herein). As used herein, the “Series E Initial Purchase Price” shall be $1.0674 per share of Series E Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like, as described herein). As used herein, the “Series D Initial Purchase Price” shall be $0.8879 per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like, as described herein). As used herein, the “Series C Initial Purchase Price” shall be $0.29892 per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like, as described herein). As used herein, the “Series B Initial Purchase Price” shall be $0.83523 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like, as described herein). As used herein, the “Series A-1 Initial Purchase Price” shall be $0.70339 per share of Series A-1 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like, as described herein). For the avoidance of doubt, “fully-diluted, as-converted and as-exercised basis” means all issued and outstanding Common Stock, all outstanding options under employee stock option plans or similar plans, all shares of outstanding Preferred Stock or convertible securities or instruments on an as-converted basis, and all outstanding warrants, options or similar rights to purchase the capital stock of the Corporation on an as-exercised basis.

(e) No distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Series B Preferred Stock and Series A-1 Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series B Preferred Stock and Series A-1 Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series B Preferred Stock and Series A-1 Preferred Stock shall be on a pro rata, pari passu basis in proportion to the dividend rate for the Series B Preferred Stock and Series A-1 Preferred Stock, as applicable.

(f) After payment of the full amount of any dividends pursuant to Articles IV.B.1(a), IV.B.1(b), IV.B.1(c) and IV.B.1(d), any additional dividends shall be distributed among all holders of Common Stock and all holders of Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all such shares of Preferred Stock were converted to Common Stock at the then-effective applicable conversion rate.

(g) Distributions can be made without regard to any preferential rights amount or preferential dividends arrears amount with respect to distributions made by this Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock that are approved by the holders of at least 75% of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted to Common Stock basis) (the “Requisite Holders”).

2. Liquidation Preference.

(a) Upon any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, and subject to Article IV.B.2(f), before any distribution or payment shall be made to the holders of Common Stock:

(i) The holders of Series F Preferred Stock shall be entitled to be paid out of the assets of this Corporation, prior and in preference to any distribution of the proceeds of such liquidation, dissolution or winding up to the holders of Series E Preferred Stock, Senior Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share of Series F Preferred Stock equal to the Series F Initial Purchase Price, plus all declared but unpaid dividends on the Series F Preferred Stock, for each share of Series F Preferred Stock then held (the “Series F Preference”).

(ii) Following the distribution pursuant to Article IV.B.2(a)(i) above, the holders of Series E Preferred Stock shall be entitled to be paid out of the assets of this Corporation, prior and in preference to any distribution of the proceeds of such liquidation, dissolution or winding up to the holders of Senior Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share of Series E Preferred Stock equal to the Series E Initial Purchase Price, plus all declared but unpaid dividends on the Series E Preferred Stock, for each share of Series E Preferred Stock then held (the “Series E Preference”).

(iii) Following the distributions pursuant to Articles IV.B.2(a)(i) and Article IV.B.2(a)(ii) above, the holders of each series of Senior Preferred Stock shall be entitled to be paid out of the assets of this Corporation, on a pari passu basis and prior and in preference to any distribution of the proceeds of such liquidation, dissolution or winding up to the holders of Series B Preferred Stock, Series A-1 Preferred Stock or Common Stock by reason of their ownership thereof, (i) with respect to the Series D Preferred Stock, an amount per share of Series D Preferred Stock equal to the Series D Initial Purchase Price, plus all declared but unpaid dividends on the Series D Preferred Stock, for each share of Series D Preferred Stock then held (the “Series D Preference”) and (ii) with respect to the Series C Preferred Stock, an amount per share of Series C Preferred Stock equal to the Series C Initial Purchase Price, plus all declared but unpaid dividends on the Series C Preferred Stock, for each share of Series C Preferred Stock then held (the “Series C Preference”).

(iv) Following the distributions pursuant to Article IV.B.2(a)(i),Article IV.B.2(a)(ii) and Article IV.B.2(a)(iii) above, the holders of Series B Preferred Stock and Series A-1 Preferred Stock shall be entitled to be paid out of the assets of this Corporation, on a pari passu basis (i) with respect to the Series B Preferred Stock, an amount per share of Series B Preferred Stock equal to the Series B Initial Purchase Price, plus all declared but unpaid dividends on the Series B Preferred Stock, for each share of Series B Preferred Stock then held (the “Series B Preference”); and (ii) with respect to the Series A-1 Preferred Stock, an amount per share of Series A-1 Preferred Stock equal to the Series A-1 Initial Purchase Price, plus all declared but unpaid dividends on the Series A-1 Preferred Stock, for each share of Series A-1 Preferred Stock then held by them (the “Series A-1 Preference”).

(v) The Series A-1 Preference, Series B Preference, Series C Preference, Series D Preference, Series E Preference and Series F Preference are hereinafter collectively referred to as the “Liquidation Preferences.” Notwithstanding the foregoing provisions in Article IV.B.2(a)(i), Article IV.B.2(a)(ii), Article IV.B.2(a)(iii) and Article IV.B.2(a)(iv) above, if, upon any such liquidation, dissolution or winding up, the assets of this Corporation shall be insufficient to make payment in full of the Liquidation Preferences, then such assets shall be distributed in the following order of priority: (a) to the holders of Series F Preferred Stock in preference and ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to Article IV.B.2(a)(i), (b) any remaining assets then to the holders of Series E Preferred Stock in preference and ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to Article IV.B.2(a)(ii), (c) any remaining assets then to the holders of each series of Senior Preferred Stock in preference and ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to Article IV.B.2(a)(iii), and (d) any remaining assets then to the holders of Series B Preferred Stock and Series A-1 Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to Article IV.B.2(a)(iv).

(b) After the payment of the full Liquidation Preferences as set forth in Article IV.B.2(a), the remaining assets of this Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock, Series F Preferred Stock (on an as-converted to Common Stock basis), Series E Preferred Stock (on an as-converted to Common Stock basis), Senior Preferred Stock (on an as-converted to Common Stock basis) and Series A-1 Preferred Stock (on an as-converted to Common Stock basis); provided, however, that if the aggregate amount which a holder of a share of Series A-1 Preferred Stock is entitled to receive under Article IV.B.2(a) and this Article IV.B.2(b) exceeds the sum of (i) three (3) times the Series A-1 Initial Purchase Price plus (ii) declared but unpaid dividends thereon, such holder of Series A-1 Preferred Stock shall cease participating in such distribution as to such Series A-1 Preferred

Stock, and the balance shall be distributed ratably to the holders of Common Stock, Series F Preferred Stock (on an as-converted to Common Stock basis), Series E Preferred Stock (on an as-converted to Common Stock basis) and Senior Preferred Stock (on an as-converted to Common Stock basis). The aggregate amount that a holder of a share of Preferred Stock is entitled to receive under Articles IV.B.2(a) and IV.B.2(b) is hereinafter referred to as the “Liquidation Amount.”

(c) Any Acquisition or Asset Transfer (each as defined below) shall be deemed a liquidation under this Article IV.B.2; provided, however, that:

(i) This Corporation and, as applicable, its stockholders shall not have the power to effect such an Acquisition unless the agreement or plan of merger, or consolidation for such transaction provides that the consideration payable to the stockholders of this Corporation shall be allocated among the holders of capital stock of this Corporation in accordance with Articles IV.B.2(a) and IV.B.2(b).

(ii) In the event of an Asset Transfer, if this Corporation does not effect a dissolution of this Corporation within 90 days after such Asset Transfer, then (A) this Corporation shall send a written notice to each holder of shares of Preferred Stock no later than the 90th day after such Asset Transfer, advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the Requisite Holders so request in a written instrument delivered to this Corporation not later than 120 days after such Asset Transfer, this Corporation shall use the consideration received by this Corporation for such Asset Transfer, net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of this Corporation and approved by the Requisite Holders, together with any other assets of this Corporation available for distribution to its stockholders, all to the extent permitted by the General Corporation Law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Asset Transfer, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Amounts. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock in accordance with the Liquidation Preferences and priorities of payment set forth in Articles IV.B.2(a) and IV.B.2(b), this Corporation shall ratably redeem each holder’s shares of Preferred Stock in accordance with such Liquidation Preferences and priorities of payment to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under the General Corporation Law governing distributions to stockholders. The provisions of Article IV.B.3 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Article IV.B.2(c).

(d) If the consideration received by this Corporation or the stockholders, as the case may be, in connection with an Acquisition or Asset Transfer is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of this Corporation and approved by the Requisite Holders. Any securities shall be valued as follows received as consideration in connection with such Acquisition or Asset Transfer shall be valued as follows:

(i) The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be:

(A) if traded on a securities exchange or through the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing; and

(C) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of this Corporation. The Requisite Holders shall each have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Article IV.B.2(d)(i)(C), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by this Corporation and the challenging parties.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be adjusted to make an appropriate discount from the value determined as above in Article IV.B.2(d)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors, or by a liquidator if one is appointed. The Requisite Holders, voting together as a single class, shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Article IV.B.2(d)(ii), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

(iii) In the event of a liquidation in connection with an Acquisition under Article IV.B.2(c), then the “assets of this Corporation” available for distribution shall be deemed to be the aggregate consideration to be paid to all stockholders participating in such Acquisition.

(e) In the event of an Acquisition or Asset Transfer that is deemed a liquidation in accordance with Article IV.B.2(c), if any portion of the consideration payable to the stockholders of this Corporation is placed into escrow and/or is payable to the stockholders of this Corporation subject to contingencies, the definitive agreement(s) relating to such Acquisition or Asset Transfer shall provide that: (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this Corporation in accordance with Articles IV.B.2(a) and IV.B.2(b) as if the Initial Consideration were the only consideration payable in connection with such Acquisition or Asset Transfer; and (ii) any additional consideration which becomes payable to the stockholders of this Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of this Corporation in accordance with Articles IV.B.2(a) and IV.B.2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(f) Notwithstanding the foregoing provisions of this Article IV.B.2, upon any liquidation, dissolution, winding up, Acquisition or Asset Transfer (each, a “Liquidation Event”), each holder of shares of Series A-1 Preferred Stock or Series B Preferred Stock shall be entitled to receive, for each share of such series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Articles IV.B.2(a), IV.B.2(b) and IV.B.2(c) (without giving effect to this Article IV.B.2(f)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event, giving effect to this Article IV.B.2(f) with respect to all shares of Preferred Stock simultaneously; provided that, so long as any shares of Series F Preferred Stock are outstanding, the Company shall not, without the approval of the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting as a separate series (the “Series F Majority”), enter into any Liquidation Event where the proceeds per share of Series F Preferred Stock the holders of Series F Preferred Stock are entitled to receive pursuant to this Article IV.B.2 are less than two (2) times the Series F Initial Purchase Price; and provided further, that, so long as any shares of Series E Preferred Stock are outstanding, the Company shall not, without the approval of the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate series (the “Series E Majority”), enter into any Liquidation Event where the proceeds per share of Series E Preferred Stock the holders of Series E Preferred Stock are entitled to receive pursuant to this Article IV.B.2 are less than two and a half (2.5) times the Series E Initial Purchase Price.

3. Redemption.

(a) At any time following the fifth anniversary date of July 28, 2023 (the “Series F Original Issue Date”), if requested in writing by holders of a majority of the then-outstanding shares of Series A-1 Preferred Stock, this Corporation shall, to the extent not prohibited by Delaware law governing distributions to stockholders, redeem all of the outstanding Series A-1 Preferred Stock sixty (60) days following the date of such written request (the “Series A-1 Redemption Date”). This Corporation shall effect such redemptions on the Series A-1 Redemption Date by paying in cash in exchange for the shares of Series A-1 Preferred Stock to be redeemed an amount equal to: the Series A-1 Initial Purchase Price per share of Series A-1 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any and all declared but unpaid dividends with respect to such shares of Series A-1 Preferred Stock (collectively, the “Series A-1 Redemption Price”). The number of shares redeemable pursuant to this Article IV.B.3(a) shall be limited to (y) the number that may be redeemed with the then-maximum amount of funds to the extent not prohibited by Delaware law governing distributions to stockholders (the “Legally Available Funds”); and (z) any further restrictions pursuant to Article IV.B.3(g).

(b) At any time following the fifth anniversary date of the Series F Original Issue Date, if requested in writing by holders of a majority of the then-outstanding shares of Series B Preferred Stock, this Corporation shall, to the extent not prohibited by Delaware law governing distributions to stockholders, redeem all of the outstanding Series B Preferred Stock sixty (60) days following the date of such written request (the “Series B Redemption Date”). This Corporation shall effect such redemptions on the Series B Redemption Date by paying in cash in exchange for the shares of Series B Preferred Stock to be redeemed an amount equal to the Series B Initial Purchase Price per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any and all declared but unpaid dividends with respect to such shares of Series B Preferred Stock (collectively, the “Series B Redemption Price”). The number of shares redeemable pursuant to this Article IV.B.3(b) shall be limited to (x) the number that may be redeemed with the Legally Available Funds; and (y) any further restrictions pursuant to Article IV.B.3(g).

(c) At any time following the fifth anniversary date of the Series F Original Issue Date, if requested in writing by holders of at least 66.67% of the then-outstanding shares of Series C Preferred Stock, this Corporation shall, to the extent not prohibited by Delaware law governing distributions to stockholders, redeem all of the outstanding Series C Preferred Stock sixty (60) days following the date of such written request (the “Series C Redemption Date”). This Corporation shall effect such redemptions on the Series C Redemption Date by paying in cash in exchange for the shares of Series C Preferred Stock to be redeemed (other than those holders of Series C Preferred Stock that affirmatively choose to not participate in such redemption) an amount equal to: the Series C Initial Purchase Price per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any and all declared but unpaid dividends with respect to such shares of Series C Preferred Stock (collectively, the “Series C Redemption Price”). The number of shares redeemable pursuant to this Article IV.B.3(c) shall be limited to (y) the number that may be redeemed with the Legally Available Funds; and (z) any further restrictions pursuant to Article IV.B.3(g).

(d) At any time following the fifth anniversary date of the Series F Original Issue Date, if requested in writing by holders of a majority of the then-outstanding shares of Series D Preferred Stock, this Corporation shall, to the extent not prohibited by Delaware law governing distributions to stockholders, redeem all of the outstanding Series D Preferred Stock sixty (60) days following the date of such written request (the “Series D Redemption Date”). This Corporation shall effect such redemptions on the Series D Redemption Date by paying in cash in exchange for the shares of Series D Preferred Stock to be redeemed (other than those holders of Series D Preferred Stock that affirmatively choose to not participate in such redemption) an amount equal to: the Series D Initial Purchase Price per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any and all declared but unpaid dividends with respect to such shares of Series D Preferred Stock (collectively, the “Series D Redemption Price”). The number of shares redeemable pursuant to this Article IV.B.3(d) shall be limited to (y) the number that may be redeemed with the Legally Available Funds; and (z) any further restrictions pursuant to Article IV.B.3(g).

(e) At any time following the fifth anniversary date of the Series F Original Issue Date, if requested in writing by the Series E Majority, this Corporation shall, to the extent not prohibited by Delaware law governing distributions to stockholders, redeem all of the outstanding Series E Preferred Stock (other than the Series E Preferred Stock held by holders that affirmatively choose to not participate in such redemption) sixty (60) days following the date of such written request (the “Series E Redemption Date”). This Corporation shall effect such redemptions on the Series E Redemption Date by paying in cash in exchange for the shares of Series E Preferred Stock to be redeemed an amount equal to: the Series E Initial Purchase Price per share of Series E Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any and all declared but unpaid dividends with respect to such shares of Series E Preferred Stock (collectively, the “Series E Redemption Price”). The number of shares redeemable pursuant to this Article IV.B.3(e) shall be limited to (y) the number that may be redeemed with the Legally Available Funds; and (z) any further restrictions pursuant to Article IV.B.3(g).

(f) At any time following the fifth anniversary date of the Series F Original Issue Date, if requested in writing by the Series F Majority, this Corporation shall, to the extent not prohibited by Delaware law governing distributions to stockholders, redeem all of the outstanding Series F Preferred Stock (other than the Series F Preferred Stock held by holders that affirmatively choose to not participate in such redemption) sixty (60) days following the date of such written request (the “Series F Redemption Date”). This Corporation shall effect such redemptions on the Series F Redemption Date by paying in cash in exchange for the shares of Series F Preferred Stock to be redeemed an amount equal to: the Series F Initial Purchase Price per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any and all declared but unpaid dividends with respect to such shares of Series F Preferred Stock (collectively, the “Series F Redemption Price”). The number of shares redeemable pursuant to this Article IV.B.3(f) shall be limited to (y) the number that may be redeemed with the Legally Available Funds; and (z) any further restrictions pursuant to Article IV.B.3(g). The Series A-1 Redemption Price, the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price, the Series E Redemption Price and the Series F Redemption Price shall be referred to hereinafter as a “Redemption Price” for their applicable shares of Preferred Stock.

(g) Should the Legally Available Funds be an amount less than the amount necessary to effect a redemption as requested pursuant to Article IV.B.3(a), Article IV.B.3(b), Article IV.B.3(c), Article IV.B.3(d), Article IV.B.3(e), Article IV.B.3(f), or any of the foregoing (should more than one redemption be requested simultaneously, pursuant to Article IV.B.3(h)), up to two separate redemptions (each, a “Senior Redemption”) shall be effected in accordance with this Article IV.B.3(g) prior to a single, partial redemption (a “Partial Redemption”). First, a Senior Redemption shall be paid by this Corporation to redeem shares from the holders of the Series F Preferred Stock ratably in proportion to the aggregate Redemption Price that would be payable to each holder of the Series F Preferred Stock. After the full Redemption Price of the Series F Preferred Stock has been paid, a second Senior Redemption shall be paid to the holders of the Series E Preferred Stock ratably in proportion to the aggregate Redemption Price that would be payable to each holder of the Series E Preferred Stock. After the full Redemption Price of the Series F Preferred Stock and Series E Preferred Stock to be redeemed has been paid, a Partial Redemption shall be paid by this Corporation, such that each Eligible Redeemer (as defined below) shall be able to redeem only its Redeemable Shares (as defined below).

(i) Subject to Article IV.B.3(g), an “Eligible Redeemer” shall be any holder of shares of Preferred Stock from whom this Corporation has received a request for redemption under this Article IV.B.3. Notwithstanding anything to the contrary in this Article IV.B.3, however, in the event any holder of shares of Preferred Stock, regardless of the Series A-1 Redemption Date, the Series B Redemption Date, the Series C Redemption Date, the Series D Redemption Date, the Series E Redemption Date or the Series F Redemption Date, receives a Redemption Notice (as defined in Article IV.B.3(h)), which states that this Corporation shall effect a Partial Redemption in accordance with this Article IV.B.3(g), such holder may become an Eligible Redeemer, only if this Corporation receives written notice that such holder of shares of Preferred Stock also requests redemption of its shares of Preferred Stock such that its request is deemed a Simultaneous Redemption under Article IV.B.3(h).

(ii) “Redeemable Shares” shall be a certain amount of shares of Preferred Stock that is less than the total number of shares of Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock requested to be redeemed by an Eligible Redeemer in accordance with Article IV.3(g) (the “Total Requested Shares”). The Redeemable Shares for each Eligible Redeemer shall be determined in good faith by this Corporation by first multiplying the Legally Available Funds by a fraction: the numerator of which is the Total Requested Shares held by such Eligible Redeemer on an as-converted to Common Stock basis, and the denominator of which is the sum of all Total Requested Shares of all Eligible Redeemers under the Redemption Notice, on an as-converted to Common Stock basis (such figure shall be referred to herein as the “Maximum Payout Proportion”). The Redeemable Shares shall be those shares of Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock out of the Total Requested Shares that may be redeemed without exceeding the Maximum Payout Proportion. Redeemable Shares may only be a whole number of shares, and may consist of shares of multiple series of Preferred Stock, should the Total Requested Shares comprise more than one series of Preferred Stock.

(h) Within ten (10) calendar days of receiving a redemption request contemplated by Article IV.B.3(a), Article IV.B.3(b), Article IV.B.3(c), Article IV.B.3(d), Article IV.B.3(e) or Article IV.B.3(f), this Corporation shall send a notice (a “Redemption Notice”) to all holders of shares of Preferred Stock setting forth: (i) which series (or sub-series, as applicable) of Preferred Stock requested a redemption and the number of shares of subject to such redemption; (ii) the then-current Redemption Price for such series (or sub-series, as applicable) of Preferred Stock to be redeemed; (iii) the place at which the applicable holders may obtain payment of such Redemption Price upon surrender of their share certificates; and (iv) what provisions of Article IV.B.3(g), if any, apply. Any additional requests for redemption, pursuant to any provision of Article IV.B.3, received by this Corporation within ten (10) calendar days of the date of a Redemption Notice shall be grouped together as a single request, such that all such requests shall be deemed to have been made simultaneously with the redemption request that triggered the original Redemption Notice (a “Simultaneous Redemption”), and the original Redemption Notice shall be promptly amended and restated and sent to all holders of shares of Preferred Stock in order to notify them of such Simultaneous Redemption.

(i) If there has been a failure for any reason in payment of the Series F Redemption Price on the Series F Redemption Date, notwithstanding anything herein to the contrary, the Series F Redemption Price shall be automatically increased at the rate of 8% of the Series F Initial Purchase Price per annum on each outstanding share of Series F Preferred Stock, compounding from the Series F Redemption Date until the date that the Series F Redemption Price is paid in full. If there has been a failure for any reason in payment of the Series E Redemption Price on the Series E Redemption Date, notwithstanding anything herein to the contrary, the Series E Redemption Price shall be automatically increased at the rate of 8% of the Series E Initial Purchase Price per annum on each outstanding share of Series E Preferred Stock, compounding from the Series E Redemption Date until the date that the Series E Redemption Price is paid in full. If there has been a failure for any reason in payment of the Series D Redemption Price on the Series D Redemption Date, notwithstanding anything herein to the contrary, the Series D Redemption Price shall be automatically increased at the rate of 8% of the Series D Initial Purchase Price per annum on each outstanding share of Series D Preferred Stock, compounding from the Series D Redemption Date until the date that the Series D Redemption Price is paid in full. If there has been a failure for any reason in payment of the Series C Redemption Price on the Series C Redemption Date, notwithstanding anything herein to the contrary, the Series C Redemption Price shall be automatically increased at the rate of 8% of the Series C Initial Purchase Price per annum on each outstanding share of Series C Preferred Stock, compounding from the Series C Redemption Date until the date that the Series C Redemption Price is paid in full.

(j) On or prior to the Series A-1 Redemption Date, the Series B Redemption Date, the Series C Redemption Date, the Series D Redemption Date, the Series E Redemption Date or the Series F Redemption Date, as the case may be, this Corporation shall deposit the appropriate Redemption Price of all shares of Preferred Stock to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after the Series A-1 Redemption Date, Series B Redemption Date, Series C Redemption Date, Series D Redemption Date, Series E Redemption Date or the Series F Redemption Date, as the case may be, such Redemption Price of the shares to their respective holders upon the surrender of their share certificates (or, if such holder alleges that such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to this Corporation to indemnify this Corporation against any claim that may be made against this Corporation on account of the alleged loss, theft or destruction of such certificate). Any funds deposited by this Corporation pursuant to this Article IV.B.3(j) for the redemption of shares of Preferred Stock thereafter converted into shares of Common Stock pursuant to Article IV.B.4 hereof shall be returned to this Corporation forthwith upon such conversion. The balance of any funds deposited by this Corporation pursuant to this Article IV.B.3(j) remaining unclaimed at the expiration of one (1) year following the date this Corporation first deposited the funds shall be returned to this Corporation promptly upon its written request.

(k) Subject to the provisions of Article IV.B.3(g), on or after the Series A-1 Redemption Date, Series B Redemption Date, Series C Redemption Date, Series D Redemption Date, Series E Redemption Date or Series F Redemption Date, as the case may be, each holder of shares of Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to this Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the appropriate Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares of Preferred Stock represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares of Preferred Stock. From and after the Series A-1 Redemption Date, Series B Redemption Date, Series C Redemption Date, Series D Redemption Date, Series E Redemption Date or Series F Redemption Date, as the case may be, unless there shall have been a failure in payment for any reason of the appropriate Redemption Price or this Corporation is unable to pay such Redemption Price due to not having sufficient Legally Available Funds, all rights of the holder of such shares as holder of Preferred Stock (except the right to receive the Redemption Price upon surrender of their certificates), shall cease and terminate with respect to such shares; provided, however, that in the event that shares of Preferred Stock are not redeemed for the Redemption Price in accordance with this Article IV.B.3 (including Article IV.B.3(i)), such shares of Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Article IV.B.4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A-1 Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series F Conversion Rate, Series E Conversion Rate, Series D Conversion Rate, Series C Conversion Rate, Series B Conversion Rate or Series A-1 Conversion Rate (each as defined in and determined as provided in Article IV.B.4(c) and collectively, as applicable, the “Conversion Rate”), as applicable, then in effect, by the number of shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A-1 Preferred Stock being converted.

Each holder of Preferred Stock who desires to convert shares into shares of Common Stock pursuant to this Article IV.B.4(a) shall surrender the certificate or certificates representing the shares being converted (or, if such holder alleges that such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to this Corporation to indemnify this Corporation against any claim that may be made against this Corporation on account of the alleged loss, theft or destruction of such certificate), duly endorsed, at the office of this Corporation or any transfer agent for such shares and shall give written notice to this Corporation at such office that such holder elects to convert such shares. Such notice shall state the number of shares of Preferred Stock being converted and, optionally, the preferred form of payment of declared and unpaid dividends. Thereupon, this Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash, or, at this Corporation’s option (unless otherwise indicated prior to conversion by the notice of conversion provided by such holder), in shares of Common Stock (at the Common Stock’s fair market value determined in good faith by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. The Requisite Holders shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Article IV.B.4(a), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

(b) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective applicable Conversion Rate: (x) upon the closing of the sale of shares of Common Stock to the public at a price of at least $1.33 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of this Corporation (1) which results in at least $100,000,000 of gross proceeds to the Corporation and (2) in which the pre-money valuation of the Corporation immediately prior to such public offering is at least $700,000,000 (a “QIPO”) or (y) upon the written consent of the Requisite Holders.

(ii) Upon the occurrence of an event giving rise to the conversion specified by Article IV.B.4(b)(i), the outstanding shares of Preferred Stock shall be converted automatically into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this Corporation or its transfer agent; provided, however, that this Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to this Corporation or its transfer agent as provided below, or the holder notifies this Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to this Corporation to indemnify this Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of any shares of Preferred Stock, this Corporation shall provide a notice of the automatic conversion to the holders of Preferred Stock, and the holders of such shares shall surrender the certificates representing such shares at the office of this Corporation or any transfer agent for such shares. Thereupon, there shall be issued and delivered to such holders promptly at such office and in the holders’ names as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Article IV.B.4(a).

(c) Conversion Rate. The conversion rate in effect at any time for conversion of each share of Series F Preferred Stock (the “Series F Conversion Rate”) shall be the quotient obtained by dividing the Series F Initial Purchase Price by the Series F Conversion Price (as defined in and calculated as provided in Article IV.B.4(d)). The conversion rate in effect at any time for conversion of each share of Series E Preferred Stock (the “Series E Conversion Rate”) shall be the quotient obtained by dividing the Series E Initial Purchase Price by the Series E

Conversion Price (as defined in and calculated as provided in Article IV.B.4(d)). The conversion rate in effect at any time for conversion of each share of Series D Preferred Stock (the “Series D Conversion Rate”) shall be the quotient obtained by dividing the Series D Initial Purchase Price by the Series D Conversion Price (as defined in and calculated as provided in Article IV.B.4(d)). The conversion rate in effect at any time for conversion of each share of Series C Preferred Stock (the “Series C Conversion Rate”) shall be the quotient obtained by dividing the Series C Initial Purchase Price by the Series C Conversion Price (as defined in and calculated as provided in Article IV.B.4(d)). The conversion rate in effect at any time for conversion of each share of Series B Preferred Stock (the “Series B Conversion Rate”) shall be the quotient obtained by dividing the Series B Initial Purchase Price by the Series B Conversion Price (as defined in and calculated as provided in Article IV.B.4(d)). The conversion rate in effect at any time for conversion of each share of Series A-1 Preferred Stock (the “Series A-1 Conversion Rate”) shall be the quotient obtained by dividing the Series A-1 Initial Purchase Price by the Series A-1 Conversion Price (as defined in and calculated as provided in Article IV.B.4(d)).

(d) Conversion Price. The conversion price for the Series F Preferred Stock (the “Series F Conversion Price”) as of the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”) shall initially be the Series F Initial Purchase Price, the conversion price for the Series E Preferred Stock (the “Series E Conversion Price”) as of the Filing Date shall initially be the Series E Initial Purchase Price, the conversion price for the Series D Preferred Stock (the “Series D Conversion Price”) as of the Filing Date shall initially be the Series D Initial Purchase Price, the conversion price for the Series C Preferred Stock (the “Series C Conversion Price”) as of the Filing Date shall initially be the Series C Initial Purchase Price, the conversion price for the Series B Preferred Stock (the “Series B Conversion Price”) as of the Filing Date shall initially be the Series C Initial Purchase Price and the conversion price for the Series A-1 Preferred Stock (the “Series A-1 Conversion Price”) as of the Filing Date shall initially be the Series C Initial Purchase Price. The Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price and the Series F Conversion Price shall be adjusted from time to time in accordance with this Article IV.B.4, and all references herein shall mean the Series F Conversion Price, Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price and Series A-1 Conversion Price as so adjusted (sometimes referred to hereinafter as the “Conversion Price” of the applicable Preferred Stock).

(e) Adjustment for Stock Splits and Combinations. If this Corporation shall, on or after the Filing Date, effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, then the applicable Conversion Price in effect for such series of Preferred Stock immediately before such respective subdivision shall be proportionately decreased. Conversely, if this Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock into a lower number of shares without a corresponding combination of the Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, then the applicable Conversion Price in effect for such series of Preferred Stock immediately before such combination shall be proportionately increased. Any adjustment under this Article IV.B.4(e) shall become effective at the close of business on the date such subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If this Corporation at any time or from time to time after the Filing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, in each such event the applicable Conversion Price then in effect for shares of Preferred Stock shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price for such share of Preferred Stock then in effect by a fraction: (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (ii) the denominator of which is the sum of (x) the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Article IV.B.4(f) to reflect the actual payment of such dividend or distribution; and, provided further, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such Preferred Stock had been converted into Common Stock on the date of such event.

(g) Adjustments for Other Dividends and Distributions. If this Corporation at any time or from time to time after the Filing Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of this Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Article IV.B.1 do not apply to such dividend or distribution, then and in each such event the holders of shares of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of such Preferred Stock had been converted into Common Stock on the date of such event.

(h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Filing Date the Common Stock issuable upon the conversion of any share of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer, each as defined below, or a subdivision or combination of shares, stock dividend or reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article IV.B.4), then in each such event, provision shall be made so that the holders of shares of Preferred Stock shall thereafter be entitled to receive, upon the conversion of such Preferred Stock, that number of shares of stock or other securities or property of this Corporation upon such recapitalization, reclassification or other change to which a holder of that number of shares of Common Stock deliverable upon conversion of such share of Preferred Stock would have been entitled as a result of such recapitalization, reclassification or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(i) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Filing Date there is a capital reorganization of the Common Stock or a merger or consolidation of this Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer that is deemed a liquidation, or a subdivision or combination of shares, stock dividend or reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article IV.B.4), then as a part of such capital reorganization, provision shall be made so that the holders of shares of Preferred Stock shall thereafter be entitled to receive, upon the conversion of such shares of Preferred Stock, that number of shares of stock or other securities or property of this Corporation to which a holder of that number of shares of Common Stock deliverable upon conversion of such Preferred Stock would have been entitled as a result of such capital reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV.B.4 with respect to the rights of the holders of Preferred Stock after the capital reorganization such that the provisions of this Article IV.B.4 (including adjustment of the applicable Conversion Price for such Preferred Stock then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(j) Sale of Shares Below Conversion Price.

(A) Anti-Dilution Adjustment. If at any time or from time to time after the Filing Date, this Corporation issues or sells, or is deemed by the express provisions of this Article IV.B.4(j) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as a dividend or other distribution on any class of stock as provided in Article IV.B.4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Article IV.B.4(e) above, for an Effective Price (as defined below) less than the then-effective applicable Conversion Price in effect immediately prior to such issuance or at no Effective Price, then, and in each such case, such then-existing applicable Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

i. “CP2” shall mean the applicable Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

ii. “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

iii. “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock on a fully-diluted, as-converted and as-exercised basis;

iv. “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

v. “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(B) For the purpose of making any adjustment required under this Article IV.B.4(j), the consideration received by this Corporation for any issue or sale of Additional Shares of Common Stock shall: (i) to the extent it consists of cash, be computed at the net amount of cash received by this Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by this Corporation in connection with such issue or sale but without deduction of any expenses payable by this Corporation; and (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors. In the event that Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of this Corporation for a consideration which covers both, the consideration received by this Corporation for any issue or sale of securities shall be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocatable to such Additional Shares of Common Stock. In each event, the Requisite Holders, voting together as a single class, shall have the right to challenge any determination by the Board of Directors, in which case the determination shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

(C) For the purpose of the adjustments required under this Article IV.B.4(j), if this Corporation issues or sells: (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”); or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, this Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by this Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to this Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to this Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, however, that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained but are a function of anti-dilution or similar protective clauses, this Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; and, provided further, that: (i) if the minimum amount of consideration payable to this Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or based on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and (ii) if the minimum amount of consideration payable to this Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to this Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of such Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price for each share of Preferred Stock, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by this Corporation upon such exercise, plus the consideration, if any, actually received by this Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by this Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided, however, that such readjustment shall not apply to prior conversions of Preferred Stock. Notwithstanding the foregoing, no readjustment pursuant to this clause (C) shall have the effect of increasing the Conversion Price for a share of Preferred Stock to an amount that exceeds the lower of (i) the applicable Conversion Price for such series in effect immediately prior to the original adjustment made as a result of the issuance of such Convertible Securities or options or rights, or (ii) the Conversion Price for such series that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Convertible Securities) between the original adjustment date and such readjustment date.

(D) As used herein, “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by this Corporation or deemed to be issued pursuant to this Article IV.B.4(j), other than: (i) any shares of Common Stock issued upon any conversion of shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A-1 Preferred Stock; (ii) any shares of Common Stock issued as a dividend or distribution on shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A-1 Preferred Stock, or upon a stock split, stock dividend or any other subdivision of the number of shares of Common Stock; (iii) any shares of Common Stock (or options or rights to purchase shares of Common Stock) issued on or after the Filing Date to employees, officers or directors of, or consultants or advisors to, this Corporation pursuant to current stock purchase plans or current stock option plans, or pursuant to similar plans that are approved by the Requisite

Holders pursuant to Article IV.B.6(p); and (iv) any shares of Series F Preferred Stock issued pursuant to that certain Series F Preferred Stock Purchase Agreement, by and between the Corporation and certain other investors thereto, dated on or about the Filing Date (the “Series F Stock Purchase Agreement”). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the aggregate consideration received, or deemed to have been received by this Corporation for such issue under this Article IV.B.4(j), for such Additional Shares of Common Stock, by the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by this Corporation under this Article IV.B.4(j).

(k) Certificate of Adjustment. Upon the request of any holder of shares of Preferred Stock, and in each case of an adjustment or readjustment of the Conversion Price for any share of Preferred Stock pursuant to this Article IV.B.4, this Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of such share of the applicable Preferred Stock at the holder’s address as shown in this Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(l) Notices of Record Date. Upon: (i) any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution; or (ii) any Acquisition or other capital reorganization of this Corporation, any reclassification or recapitalization of the capital stock of this Corporation, any merger or consolidation of this Corporation with or into any other corporation, any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of this Corporation, this Corporation shall mail a notice to each holder of Preferred Stock, at least fifteen (15) business days prior to, and specifying the earliest of: (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution; (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective; and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, this Corporation shall, in lieu of issuing any fractional share, pay cash in an amount equal to the product of such fraction multiplied by the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors, on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, the Corporation will take such corporate action as is, in the opinion of its counsel, necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Article IV.B.4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by electronic mail or confirmed facsimile, if sent during normal business hours of the recipient or, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of this Corporation.

(p) Payment of Taxes. This Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which such shares of Preferred Stock so converted were registered.

(q) No Impairment. This Corporation will not, without the appropriate vote of the stockholders under the General Corporation Law or Section 6 of this Article IV(B), by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(r) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least a majority of the outstanding shares of such series of Preferred Stock (each voting as a separate class); provided, however, that any amendment to the Series C Conversion Price shall require the consent or vote of the holders of at least 66.67% of the then outstanding shares of Series C Preferred Stock, voting as a separate class. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Voting Rights.

(a) General Rights. Except as otherwise provided herein or as required by law, shares of Preferred Stock shall be voted together with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of this Corporation, and may act by written consent in the same manner as the Common Stock. In the event of any such vote or action by written consent, each holder of shares of Preferred Stock shall be entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible (pursuant to Article IV.B.4 hereof) as of the close of business on the record date fixed for such vote or the effective date of such written consent. Any fractional shares shall be disregarded for purposes of such voting rights.

(b) Election of Directors.

(i) The size of the Board of Directors shall be nine (9) persons.

(ii) So long as any shares of Series A-1 Preferred Stock are outstanding, the holders of Series A-1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series A-1 Director”) at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors. So long as holders of outstanding Series B Preferred Stock hold at least nine percent (9%) of the outstanding shares of Common Stock on a fully diluted and as-converted basis, holders of outstanding Series B Preferred Stock shall be entitled to elect one (1) member of the Board of Directors (the “Series B Director”) at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors. So long as any shares of Series C Preferred Stock remain outstanding, the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors (each, a “Series C Director” and together, the “Series C Directors”) at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors. So long as at least twenty percent (20%) of the shares of Series D Preferred Stock originally issued on March 26, 2020 are outstanding, the holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series D Director”) at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors. So long as at least twenty percent (20%) of shares of Series E Preferred Stock originally issued on September 30, 2022 are outstanding, the holders of Series E Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors (the “Series E Directors”) at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors. The Series A-1 Director, the Series B Director, the Series C Directors, the Series D Director and the Series E Directors are together referred to as the “Preferred Directors.” The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors. The holders of a majority in voting power of the Preferred Stock and the Common Stock, voting as a single class on an as-converted to Common Stock basis, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors. Any directors elected as provided in this Article IV.B.5(b)(ii) may be removed, and any vacancy or vacancies caused by the resignation, death or removal of such directors may be filled, by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors hereunder.

(iii) To the extent that Section 2115 of the California General Corporation Law makes Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Preferred Stock Protective Provisions. So long as any shares of Preferred Stock are outstanding, this Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Requisite Holders:

(a) alter or change, whether by merger, consolidation, conversion or otherwise, the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely such shares;

(b) increase or decrease the aggregate number of authorized shares of any class or series of the capital stock of the Corporation;

(c) amend or waive any provision of this Certificate of Incorporation or the Bylaws of the Corporation;

(d) authorize or issue, or obligate itself to issue, whether by merger, consolidation, conversion or otherwise, any equity security, including any other security convertible into or exercisable for any equity security, other than any shares of Common Stock (or options or rights to purchase shares of Common Stock) issued on or after the Filing Date to employees, officers or directors of, or consultants or advisors to, this Corporation pursuant to current stock purchase plans or current stock option plans, or pursuant to similar plans that are approved by the Requisite Holders pursuant to Article IV.B.6(p);

(e) incur aggregate indebtedness in excess of $250,000;

(f) effect any reclassification or recapitalization of the Preferred Stock;

(g) effect a Liquidation Event;

(h) effect any consolidation, conversion or merger of this Corporation with or into any other corporation or other entity or person, share transfer or any other corporate reorganization, in which the stockholders of this Corporation immediately prior to such consolidation, conversion, merger or reorganization, own less than 50% of this Corporation’s voting power immediately after such consolidation, conversion, merger or reorganization (excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation and any transaction or series of related transactions the sole purpose of which is to create a holding company that is owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction or series of related transactions) (an “Acquisition”);

(i) effect any sale, lease, license, transfer or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets, technology or intellectual property of this Corporation, other than non-exclusive licenses granted in the ordinary course of this Corporation’s business, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of this Corporation if substantially all the assets of this Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of this Corporation (an “Asset Transfer”);

(j) increase or decrease the authorized number of directors of the Corporation;

(k) declare or pay dividends or make other distributions on the capital stock of the Corporation;

(l) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other provision of services to the Corporation or (ii) the redemption of any share or shares of Preferred Stock in accordance with Article IV.B.3;

(m) do any act or thing which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended);

(n) incur any indebtedness in excess of US$100,000 individually, or in the event of indebtedness individually less than US$100,000, in excess of US$250,000 in the aggregate;

(o) consummate a public offering pursuant to a registration statement under the Act or otherwise become subject to the periodic reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

(p) adopt or amend, or increase or decrease the aggregate number of shares of Common Stock reserved for issuance pursuant to, any stock option plans or restricted stock purchase plans;

(q) (i) materially change the principal business of this Corporation from the business in which this Corporation is engaged on the date of filing of this Restated Certificate of Incorporation, (ii) enter into a material new line of business in which this Corporation is not engaged on the date of filing of this Certificate of Incorporation, or (iii) cease any material line of business in which the Corporation is engaged on the date of filing of this Certificate of Incorporation;

(r) form any subsidiary (except for a wholly-owned subsidiary), joint venture, partnership or similar business entity or make loans to or investments in any such entity;

(s) enter into any related party transactions, except as those disclosed in the Series F Stock Purchase Agreement or any schedule attached thereto;

(t) allow any subsidiary of the Corporation to issue shares of capital stock of such subsidiary other than to the Corporation;

(u) acquire a material amount of assets through a merger or purchase of all or substantially all of the assets or capital stock of another entity;

(v) amend this Article IV.B.6; or

(w) cause any entity over which the Corporation has, directly or indirectly, a majority of the voting power to take any of the actions set forth in this Article IV.B.6.

For purposes of this Section 6 and Section 7 below, the term conversion refers to the conversion of the Corporation into a different entity type pursuant to Section 266 of the General Corporation Law.

7. Series E Preferred Stock Protective Provisions. So long as any shares of Series E Preferred Stock are outstanding, this Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Series E Majority:

(a) increase or decrease the aggregate number of authorized shares of Series E Preferred Stock;

(b) amend or waive the final proviso in Article IV.B.2(f) hereof with respect to the Series E Preferred Stock; or

(c) amend this Article IV.B.7.

8. Series F Preferred Stock Protective Provisions. So long as any shares of Series F Preferred Stock are outstanding, this Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Series F Majority:

(a) increase or decrease the aggregate number of authorized shares of Series F Preferred Stock;

(b) amend or waive the second-to-final proviso in Article IV.B.2(f) hereof with respect to the Series F Preferred Stock; or

(c) amend this Article IV.B.8.

9. Status of Redeemed or Converted Stock. In the event any shares of the Preferred Stock shall be redeemed or converted pursuant to Article IV.B.3 or Article IV.B.4, the shares so redeemed or converted shall be cancelled and shall not be issuable by this Corporation. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV.C.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon a Liquidation Event, the assets of this Corporation shall be distributed as provided in Article IV.B.2.

3. Redemption. Neither the Corporation nor the holders of Common Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Common Stock.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V.

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.

ARTICLE VI.

Subject to the requirements of Section 5 of Article IV(B) hereof, the number of directors of this Corporation shall be determined in the manner set forth in the Bylaws of this Corporation.

ARTICLE VII.

Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE VIII.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this Corporation may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

ARTICLE IX.

To the fullest extent permitted by law, a director or officer of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this Corporation shall not adversely affect any right or protection of a director or officer of this Corporation existing at the time of, or increase the liability of any director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to, such amendment, repeal or modification.

ARTICLE X.

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and, subject to the requirements of Section 6 of Article IV(B) hereof, all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI.

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this Corporation (and any other persons to which General Corporation Law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII.

This Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of this Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of this Corporation who is not an employee of this Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of this Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article XII will only be prospective and will not affect the rights under this Article XII in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Holders will be required to amend or repeal, or to adopt any provisions inconsistent with this Article XII.

ARTICLE XIII.

In connection with repurchases by this Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases. In the case of any such repurchases, distributions by the corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.

ARTICLE XIV.

A. Forum Selection. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of this Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of this Corporation to this Corporation or this Corporation’s stockholders, (iii) any action arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.

B. Personal Jurisdiction. If any action the subject matter of which is within the scope of Article XIV(A) is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article XIV(A) (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Savings. If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

* * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 27th day of July, 2023.

/s/ Arthur Kuan
Arthur Kuan, Chief Executive Officer